As filed with the Securities and Exchange Commission on September 27, 2006
                                                Registration Number 333-137252

     ----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM SB-2/A
                               (Amendment No. 1)

                            REGISTRATION STATEMENT
                                  UNDER THE
                            SECURITIES ACT OF 1933

                                 CENTALE, INC.
               ----------------------------------------------
               (Name of Small Business Issuer in its Charter)

       New York                      7371                       30-0299889
-------------------------------------------------------------------------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization) Classification Code Number)  Identification No.)

                             JON DEYOUNG, CHAIRMAN
                                 Centale, Inc.
                      6700 N. Andrews Avenue, Suite 605
                           Ft. Lauderdale, FL 33309
                                (754) 224-3300

  (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)
  ---------------------------------------------------------------------------

                                   Copy to
                              ROBERT BRANTL, ESQ.
                               52 Mulligan Lane
                              Irvington, NY 10533
                              Attorney for Issuer
                                (914) 693-3026
                              (914) 693-1807 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PUBLIC SALE: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE


                                                Proposed
Title of Each                   Proposed        Maximum
Class of          Amount        Maximum         Aggregate      Amount of
Securities To     To Be         Offering Price  Offering       Registration
Be Registered     Registered    Per Share (1)   Price (1)      Fee (1)
--------------------------------------------------------------------------
Common Stock,
 $0.01 par value  12,628,571     $0.09          $1,136,571.39  $121.62
                                                                ------
                                                    Total Fee  $121.62
                                                                ======

(1) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), a registration fee of $121.62 for the registration of 12,628,571 shares was paid with the initial filing, based upon $0.09, the closing price of the Common Stock reported on the OTC Bulletin Board on September 8, 2006


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                CENTALE, INC.
                                COMMON STOCK
                              12,628,571 SHARES

Six shareholders are offering shares of Centale, Inc. common stock to the public by means of this prospectus. Each of the Selling
Shareholders acquired the shares offered hereby directly from Centale.

Centale common stock is quoted on the OTC Bulletin Board under the trading symbol "CNTL.OB." On September 8, 2006, the closing price of the common stock was $.09.

The six shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Centale common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

PURCHASE OF CENTALE COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              THE DATE OF THIS PROSPECTUS IS SEPTEMBER     , 2006

                              TABLE OF CONTENTS

PROSPECTUS SUMMARY                                           3
 Summary Financial Information                               3
RISK FACTORS                                                 4
YOU SHOULD NOT RELY ON  FORWARD LOOKING STATEMENTS           7
DIVIDEND POLICY                                              7
CAPITALIZATION                                               7
 Market for the Common Stock                                 8
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS                                   8
BUSINESS                                                    12
MANAGEMENT                                                  15
 Executive Compensation                                     16
 Other Transactions Between Centale and its Management      17
 Limitation of Liability and Indemnification                18
PRINCIPAL SHAREHOLDERS                                      18
SELLING SHAREHOLDERS                                        19
 Plan of Distribution                                       20
LEGAL MATTERS                                               21
EXPERTS                                                     21
ADDITIONAL INFORMATION                                      21
INDEX TO FINANCIAL STATEMENTS                               23

                            PROSPECTUS SUMMARY
                               CENTALE, INC.

     Centale develops and markets integrated online marketing programs. The primary components of our marketing programs are (1) our proprietary desktop software applications, the Catalyst EV(tm) and the Compro(tm), which are programmable, interactive communications platforms, (2) our menu of communications technologies that can be installed in the software applications to increase their "stickiness," and (3) our database of 200 million opt-in email addresses that we offer as a ready market for the client's online program. This combination, which we first offered in Spring 2006, provides clients a multi-faceted approach to online marketing, designed to maximize the return on their investment in marketing.

     The executive offices of Centale are located at 6700 N. Andrews Avenue, Suite 605, Ft. Lauderdale, Florida 33309. Our telephone number is 754-224-3300.

THE SELLING SHAREHOLDERS

     Six shareholders are using this prospectus to sell shares to the public. They acquired the shares directly from Centale. The selling shareholders are:

     > Thaddeus A. Wier, Jr., the founder of Centale, Inc. Mr. Wier acquired the shares that he is offering in payment for services and in exchange for funds that he advanced to Centale.

     > Go Global, Inc., to which Centale issued shares to induce it to advance funds to refinance Centale's senior debt.

     > Big Apple Consulting U.S.A., Inc., which obtained its shares in payment for consulting services.

     >  Lisa Keller, who purchased her shares from Centale.

     > Kristen Johnson, to whom Centale issued shares in exchange for the assets of Advance Theory, Inc.

     > Bonnie Phillips, who obtained her shares in exchange for consulting services.

OUTSTANDING SHARES AND POTENTIAL DILUTION

     Centale has one class of stock that is issued and outstanding, its common stock. There are currently 40,821,945 shares of common stock issued and outstanding. There are no options, warrants or securities convertible into Centale common stock.

SUMMARY FINANCIAL INFORMATION

     We have derived the information in this table from the financial statements that are at the end of this prospectus.

STATEMENT OF
OPERATIONS
-------------       Three           Three
                    Months          Months        Year            Year
                    Ended           Ended         Ended           Ended
                    6/30/06         6/30/05       3/31/06         3/31/05
                    ------------------------------------------------------
Revenues          $   436,260     $   332,000    $   265,990    $   78,200

Gross Margin          348,288         243,698       (208,356)       25,690

Net Loss          $  (860,687)    $  (450,654)   $(2,078,659)   $ (865,803)

BALANCE SHEET
DATA
-------------      At 6/30/06                     At 3/31/06
                   ----------                     ----------
Working Capital
 (Deficit)        $  168,992                     $(1,053,383)

Total Assets       2,928,126                         966,448

Stockholders'
 Equity (Deficit)  1,687,871                        (132,208)

                                RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.
              I.  RISKS ATTENDANT TO OUR BUSINESS

     OUR INABILITY TO PAY OUR DEBTS COULD PREVENT US FROM CONTINUING
IN BUSINESS.

     At June 30, 2006 we had no cash and only $119,455 in liquid assets to balance $1,240,255 in current liabilities. In order for us to continue in business, it will be necessary that we obtain additional capital. If we are unable to obtain sufficient capital, we will not survive in business. Since June 30, 2006, we have received only $120,000 in additional equity and have no commitment from any source to provide us further financing.

     WE WILL NEED TO ISSUE A SUBSTANTIAL AMOUNT OF EQUITY IN ORDER TO FUND OUR BUSINESS OPERATIONS.

     Because of our lack of liquid assets, it will be necessary for us to issue a substantial amount of equity during fiscal 2007 in order to fund our operations. These sales of equity will dilute the interest of current shareholders in our company. In addition, to the extent that we sell the equity for prices below market, the sale of equity will also dilute the value of the shares held by our current shareholders.

     OUR DELAY IN BRINGING OUR TECHNOLOGY TO MARKET COULD PREVENT US FROM ACHIEVING A VIABLE LEVEL OF SALES.

     Although we developed the Catalyst EV(tm) almost two years ago, our lack of resources has prevented us from initiating marketing with any intensity. During fiscal 2006 our revenue from the Catalyst EV(tm) was less than $70,000. Our future efforts to market the Catalyst EV(tm) on a broad scale may be hindered by the fact that the industry has become accustomed to the insignificance of the Catalyst EV(tm). We plan to counter that effect by focused marketing, such as the introduction of the ComPro(tm). We cannot know at this time, however, whether the market will be open to our technology.

     OUR TECHNOLOGY COULD BE REPLICATED BY COMPETITORS.

     The technology captured within the Catalyst EV(tm) and ComPro platforms are the result of five years of development by Centale and its predecessors. However, a sophisticated software development company could replicate our technology today in a matter of months. If a large software distributor undertook direct competition with us, its superior capital resources could hinder or defeat our efforts to capture a significant market position.

     WE RELY ON OUTSOURCING FOR DESIGN AND DEVELOPMENT.

     Centale employs only two individuals in its design staff. We have no engineers and only seven programmers on our payroll. Much of the development services required to fulfill our contracts for desktop applications are performed by companies under contract to us
- primarily Netsmartz LLC, a software design company located in Rochester NY. The outsourcing process opens us up to several risks, including delays in fulfilling our contracts, delays in obtaining necessary technology, and potential loss of our trade secrets. Since our success will depend on our ability to capture a substantial position in the Internet community by promptly delivering a quality application to our clients, our lack of direct control over the individuals responsible for the development could damage that effort.

     OUR EMAIL MARKETING PROGRAM EXPOSES US TO CLAIMS UNDER THE
FEDERAL CAN-SPAM ACT AND STATE LAWS AGAINST SPAM.

     The CAN-SPAM Act of 2003 and the regulations adopted by the Federal Trade Commission to enforce the CAN-SPAM Act establish requirements for commercial email and impose penalties on those who violate the requirements. In addition, several States have adopted regulations that enable consumers to initiate legal action against emailers who distribute spam. Although Centale sends email only to individuals who have agreed to receive email ("opt-ins"), we still regularly receive complaints from consumers who claim that they received spam from us. These complaints could lead to legal proceedings by the government or lawsuits by private individuals that would, at a minimum, distract our personnel from their business and could, in the aggregate, lead to judgments or orders that would have a negative effect on our operating results.

     GOVERNMENT REGULATION OF EMAIL MARKETING PRACTICES MAY
INTERFERE WITH OUR BUSINESS PLAN.

     There is considerable popular sentiment urging further government regulation of email marketing. From time to time proposals for further restriction of email marketing are made in both the federal and state governments. The adoption of additional restrictions on email marketing practices could prevent us from fully implementing our business plan, which contemplates the use of our desktop software applications as a medium for email marketing. If government regulations left us unable to carry on email marketing in a cost-effective manner, our business would be likely to fail.

     OUR PRACTICE OF ACCEPTING EQUITY IN EXCHANGE FOR PRODUCTS AND SERVICES LEAVES OUR REVENUE STREAM EXPOSED TO ADVERSE CHANGES IN THE STOCK MARKET.

     During the past year we have on a number of occasions accepted common stock as payment by our customers in lieu of cash. This practice has enabled us to make sales to clients who might otherwise have been unable to fund our marketing program. However, in each case, the stock we accepted was penny stock. And the fact that our revenue and cash flow will depend on our success in reselling these shares exposes us to the risks attendant to investing in penny stocks. In most cases we are required to hold the stock for at least a year before we can sell it. During that period, the stock may lose some or all of its value. Therefore our revenue may be less, as a result of this practice than it would be if we sold exclusively for cash.

     OUR PROGRAM OF ACQUISITIONS WILL EXPOSE US TO THE RISKS THAT
COME FROM ACQUIRING BUSINESSES THAT WE DID NOT DEVELOP.

     During the past year we have negotiated with a number of individuals and companies that have technologies and businesses complementary to ours, and have acquired three: Solarbaybies, Advance Theory and Revolution Ads. We expect to acquire more of these technologies and/or businesses in the future. These acquisitions will require us to invest our capital and personnel resources toward integrating the acquired business with our own. If there are impediments to that integration that we do not foresee or are not able to overcome, the acquisition could interfere with the implementation of our core business plan.

              II.  RISKS ATTENDANT TO OUR MANAGEMENT

     OUR BUSINESS DEVELOPMENT WOULD BE HINDERED IF WE LOST THE
SERVICES OF OUR CHAIRMAN.

     Jon DeYoung is the Chief Executive Officer and Chief Financial Officer of Centale, Inc. Mr. DeYoung is one of only two officers with responsibilities for overall management of Centale. Mr. DeYoung is responsible for strategizing not only our business plan but also the means of financing it. If Mr. DeYoung were to leave Centale or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of Centale until a suitable replacement for Mr. DeYoung could be retained.

     CENTALE IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER MEETINGS IN
THE NEXT FEW YEARS.

     New York corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders. The holders of ten percent of the outstanding common stock may demand that an annual meeting be held. But absent such a demand, the board has no obligation to call a shareholders meeting. Unless a shareholders meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors. The shareholders, therefore, have no control over the constitution of the board of directors, unless a shareholders meeting is held.

     Centale has never held an annual or a special meeting of shareholders. The Board of Directors of Centale consists of individuals who were elected to their positions by previous members of the Board of Directors. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. Therefore, any new members of the Board of Directors or any replacements for current members will be nominated and elected by the present members of the Board.

     RELATED PARTY TRANSACTIONS MAY OCCUR ON TERMS THAT ARE NOT
FAVORABLE TO CENTALE ENTERTAINMENT GROUP.

     On several occasions during the past two years, Centale has engaged in business transactions with its founder, Thaddeus A. Wier, Jr., or with Mr. Wier's spouse. Among the transactions were several financing transactions in which Mr. Wier or his spouse loaned money to Centale, a transaction in which Centale purchased technology from Mr. Wier, and a number of consulting agreements under which Centale paid cash or issued stock to Mr. Wier. Mr. Wier and his spouse are currently the owners of 17% of Centale's outstanding shares. It is possible that they will engage in other transactions with Centale. It is also possible that Centale will engage in financing or other transactions with other shareholders or members of its Board of Directors. It is unlikely that Centale will obtain independent confirmation that the terms of such related party transactions are fair. If the terms are unfair to Centale, the transactions could harm our operating results.

              III.  RISKS ATTENDANT TO THE MARKET FOR OUR COMMON STOCK.

     THE VOLATILITY OF THE MARKET FOR CENTALE COMMON STOCK MAY
PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

     Centale at the present time has fewer than 500 shareholders and only a small number of market makers. As a result, the market price for our common stock is volatile, at times moving over 50% in one day. Unless and until the market for our common stock grows and stabilizes, the common shares you purchase will remain illiquid. A shareholder in Centale who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     THE RESALE OF THE SHARES INCLUDED IN THIS PROSPECTUS MAY REDUCE THE MARKET PRICE OF CENTALE' SHARES.

     Centale has included in this prospectus 12,628,571 shares that the Selling Shareholders may sell to the public. That number of shares represents over 30% of the outstanding shares of Centale common stock. It is likely that sale of shares in that quantity by the Selling Shareholders would significantly reduce the market price for Centale common stock.

     THE LIKELIHOOD OF SELLING BY THE SELLING SHAREHOLDERS COULD
ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

     The fact that the Selling Shareholders are offering 12 million shares for sale, which could exert downward pressure on the price of our common stock, may encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

     CENTALE WILL BE QUOTED ON THE OTC BULLETIN BOARD FOR THE
IMMEDIATE FUTURE.

     Centale does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, Centale common stock will be quoted only on the OTC Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

     ONLY A SMALL PORTION OF THE INVESTMENT COMMUNITY WILL PURCHASE "PENNY STOCKS" SUCH AS CENTALE COMMON STOCK.

     Centale' common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share. SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Many brokerage firms will discourage their customers from purchasing penny stocks, and even more brokerage firms will not recommend a penny stock to its customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for Centale' common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.

             YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our marketing plans and our plans to finance our marketing activity. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Centale in its efforts to develop its business, including factors discussed in "Risk Factors" as well as factors we have not foreseen. In addition, changing circumstances may cause us to determine that a change in plans will be in the best interests of Centale.

DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

     Our authorized capital stock consists of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Board of Directors is authorized to issue the preferred stock with any rights and preferences that the Board of Directors decides are appropriate.

     There are 40,821,945 shares of our common stock outstanding and no shares of our Preferred Stock outstanding.

Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of voting stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Centale is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments.
There are no redemption or sinking fund provisions applicable to the common stock.

Derivative Securities

     There are no outstanding options or warrants for the common stock, nor any outstanding securities that are convertible into the common stock.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                      American Stock Transfer & Trust Co.
                                59 Maiden Lane
                              New York, NY 10038
                                 212-936-5100

Market for the Common Stock

     Our common stock has been quoted on the OTC Bulletin Board under the symbol "CNTL.OB" since October 14, 2005. Prior to that date, there was no market for the Company's securities. Set forth below are the high and low bid prices for each of the three full and partial quarters commencing on October 14, 2005 and ending on June 30, 2006. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                                       Bid
                                     -------
Quarter Ending                  High            Low
                               ------          -----
December 31, 2005              $ 2.00         $ 1.15
March 31, 2006                 $ 1.50         $  .21
June 30, 2006                  $  .79         $  .22


     Our shareholders list contains the names of 173 registered shareholders of record. Based on recent requests for materials that we mailed to shareholders, we believe that the number of beneficial shareholders exceeds 400.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.

     RESULTS OF OPERATIONS

     Centale began to organize its business in February 2004.
During the fiscal year that ended on March 31, 2005 we were primarily engaged in developing our business plan, recruiting executive management and a sales staff, and organizing the network of affiliations necessary to maximize the market potential of our proprietary desktop software application, the Catalyst EV(tm).

     In fiscal 2006 we focused on expanding our business operations from their exclusive focus on the marketing of our Catalyst EV(tm). By the end of fiscal 2006, on March 31, 2006, we had developed into a multifaceted provider of marketing services and technology. The primary events that enabled our transformation were:

     > In July 2005 we acquired the assets of Solarbaybies, Inc. and in March 2006 we acquired the assets of its companion company, Advance Theory, Inc. In connection with those acquisitions, we hired Moses Johnson, the principal developer from those companies, to head up our technology development program.
        These acquisitions added approximately $25,000 per month to our overhead, as we assumed the costs of Solarbaybies' and Advance Theory's Philadelphia offices and personnel. The acquisition has, however, provided us with many marketable technologies and six pending patent applications. No sales have yet resulted from this acquisition, however.

     > In November 2005 we acquired Revolution Ads, Inc. and hired its owner, Brandon Kittendorf, to head our online marketing program. Revolution Ads provided us over 37 million demographically defined email addresses that we utilize to develop online marketing programs. After a period devoted to organizing our marketing efforts, we commenced online marketing near the end of the fiscal year. In fiscal 2006 the program produced 38 sales and $175,475 in revenue. During the first quarter, our database of deliverable email records grew to 124 million. 80 million of those records are matched with corresponding postal codes. The growth of the database is a result of ongoing co-registration activities.

     The transformation of our business plan from mono-focused to multi-faceted occurred at the expense of our near-term efforts to market the Catalyst EV(tm). As the greater portion of our cash and personnel has been dedicated to acquiring and implementing the technology program and the online marketing program, we were forced to curtail our applications marketing program. As a result, only five of the Catalyst (tm) were sold in fiscal 2006, producing revenue of $62,250, and during the first quarter of fiscal 2007 we took orders for desktop applications from only three customers, representing
$210,000 in contract value. However, we expect that the multi-faceted direction of our business will, in the long term, open up substantial markets for the Catalyst EV(tm). We can now offer Catalyst EV(tm) clients
(a) a well-stocked menu of technological add-ons and (b) a complete online marketing program that will use our email database to locate the client's Catalyst EV(tm) on the desktops of potential customers meeting the client's demographic criteria. This makes the Catalyst
EV(tm) more than merely a software application, but rather a complete turnkey online marketing program. If we are able to obtain sufficient capital to market it properly, we expect the Catalyst EV(tm) to produce noteworthy revenue in the future.

     Three Months Ended June 30, 2006 Compared
     To Three Months Ended June 30, 2005

     During the first quarter of fiscal 2007 we recognized $436,260 in revenue, a 31% improvement over the first quarter of fiscal 2006. Most of the revenue was attributable to email marketing campaigns and related data services such as email append, co-registration, and reverse appends. Also included in revenue was the sale of one ComPro(tm), for which we received 50,000 shares of restricted common shares of an AMEX listed company. The recent bid price of the shares was $52,000. However we will not be able to sell the shares until Spring of 2007, by which time the price may change considerably.

     Also contributing to revenue during the recent quarter was the sale of 50,000 restricted shares that we received from a public company during fiscal 2005 in exchange for a desktop application. When we received the shares, we chose not to record any value for this stock on our Statement of Operations, since the fair value of the shares was very speculative. Therefore we are now recognizing the full net proceeds of the sales as revenue. Net proceeds from the sale of those 50,000 shares were $15,909. There remain 148,000 shares from that sale that will be eligible for resale in September 2006.

     To achieve the $436,260 in total revenue, we incurred $87,972 in direct costs, yielding a gross margin of $348,288, a 43% improvement over the first quarter of fiscal 2006. Our gross margin percentage in the future will depend on the mix of revenue sources. Sales of our email database services tend to have a high gross margin, since our product costs are fixed and the only direct costs associated with these sales are commissions and bandwidth. Sales of our desktop applications will produce varying margins, depending on the amount of customization required and the success of our sales staff in achieving profitable sales prices.

     Our largest expense for the quarter ended June 30, 2006 was the $360,000 loan fee that we incurred. This represented the value of common stock that we issued to a shareholder to induce him to lend us funds for working capital. Because of Centale's poor financial condition, it has not been possible for us to obtain financing on conventional terms. Until we improve our balance sheet and achieve profitable operations, we will continue to incur large expenses for financing costs.

     Our next largest expense for the quarter was the combination of consulting fees, officers' compensation and salaries and wages, $333,494. Of that sum, $41,667 was paid in the form of common stock. The remainder was cash paid or accrued. The fact that this combination of expenses nearly equals our gross margin is evidence of the fact that we remain in, essentially, a period of development.
The personnel responsible for reconstructing our business operations have became the source of our largest ongoing expense.

     Our business activities during the first quarter of fiscal 2007 resulted in $1,248,396 in expenses, yielding a net loss of $860,687. Besides the specific items discussed above, most of this expense were related to our marketing efforts. During the next year our marketing expenses will increase as much as our available cash permits, since it is our plan to devote all available resources to the task of establishing Centale as a known player in the rapidly growing field of online marketing.

     Year Ended March 31, 2006 Compared
     To Year Ended March 31, 2005

     To achieve $265,990 in total revenue during fiscal 2006, we incurred $474,346 in direct costs, yielding a negative gross margin. This top line loss resulted from two situations. First, our sales revenue was too small to cover the fixed costs of our technology personnel. Second, in a number of the contracts that we made for the Catalyst EV(tm) during fiscal 2006 we agreed to accepted restricted stock from the client as partial payment for the Catalyst EV(tm). We have chosen not to record any value for this stock on our Statement of Operations, since the fair value of the shares is very speculative. Our hope, however, is that our investment in our clients will become sufficiently valuable in the future to offset the losses we incurred in accepting the shares as payment.

     Our largest expense for the year was the combination of consulting fees and officers' compensation, $709,578. Of that sum, $249,342 was paid in the form of common stock. The remainder was cash paid or accrued. As in the first quarter of fiscal 2007, the magnitude of our compensation expenses reflects the fact that our business operations remain in a period of reorganization. The personnel responsible for reconstructing our business operations became the source of our largest expense.

     The professional fees of $173,576 that we incurred during fiscal 2006 primarily consisted of legal, accounting and bookkeeping fees. Until we generate revenues in a quantity appropriate for a public company, these expenses that we incur as a result of being a public company will remain disproportionate. These expenses will also continue to be significant in the near future as the rapid growth of our business will entail the need for considerable legal and accounting experience. The ratio of these expenses to our revenue will reduce, however, as our full-scale operations yield an increase in revenue.

     Our business activities during fiscal 2006 resulted in $1,870,991 in expenses, yielding a net loss of $2,078,659. Besides the specific items discussed above, most of this expense were related to the expanded staffing of our Ft. Lauderdale office, and our marketing efforts. Our Ft. Lauderdale office is now fully-functional; so we do not expect our office expenses to increase significantly in the near future.

     LIQUIDITY AND CAPITAL RESOURCES

     Since we initiated our current business in 2004, our operations have been funded primarily by the private sale of equity and debt to investors. During fiscal 2006, our total proceeds from the sale of common stock were $553,000. During the first quarter of fiscal 2007, our total proceeds from the sale of common stock were $25,708. In addition, we issued demand promissory notes to a small number of investors that had a balance due at June 30, 2006 of $799,062.

     Through June 30, 2006, however, we had used all of those funds for our operations. On June 30, 2006 we had no cash remaining on hand. At the same time, we had current liabilities totaling $1,240,255. On our balance sheet we recorded sufficient offsetting current assets to yield working capital of $168,992. However, that resulted from the fact that there is included among current assets $1,289,792 in prepaid expenses, which is the unamortized value of stock that we issued to employees and consultants as compensation for services to be carried out during the next twelve months. Those prepaid expenses are not liquid assets, however. Therefore, in order to carry on our business, we must obtain additional capital.

     On August 4, 2006 we entered into a Refinancing Agreement with our principal creditor, in which $675,000 in debt was converted into a note payable in August 2007 bearing interest at 18% per annum. We issued 2,750,000 shares in consideration of that concession. The market value of those shares will be recorded as an additional interest expense over the life of the note. The refinancing substantially improved our liquidity, but the cost will adversely affect our efforts to achieve profitability.

     We continue to actively seek investment capital, and expect to issue more of our common stock for this purpose in the coming months. At the present time, however, no one has committed to provide us any additional funds.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for fiscal year 2006, there were three estimates made which were (a) subject to a high degree of uncertainty and (b) material to our results. The first was our determination, explained in Note B to the Financial Statements that we should record a valuation allowance for the full value of the deferred tax asset created by our net operating loss carry -forward. The primary reason for the determination was our lack of certainty as to whether Centale would carry on profitable operations in the future. The second material estimate, explained in Note D to our financial statements, was our determination that the software technology that we acquired during fiscal 2006 will have a useful life of five years. Based on that determination, we are amortizing the expenses we incurred in acquiring and developing that technology over a five year period. The third material estimate, explained in Note E to our financial statements, was our determination to write-off the carrying value of prepaid advertising that was unused as of March 31, 2006. The basis for the determination was our understanding that the vendor of the advertising was entitled to cancel the advertising rights due to our failure to make additional payments of cash or stock.

     We made no material changes to our critical accounting policies in connection with the preparation of financial statements for fiscal year 2006.

     IMPACT OF ACCOUNTING PRONOUNCEMENTS

     There were no recent accounting pronouncements that have had a material effect on the Company's financial position or results of operations. There was one recent accounting pronouncement that may have a material effect on the Company's financial position or results of operations.

     In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment." This Standard addresses the accounting for transactions in which a company receives employee services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. This Standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and requires that such transactions be accounted for using a fair-value-based method. The Standard is effective for fiscal years beginning after December 15, 2005. The Standard may adversely affect the Company's results of operations if the Company issues a material quantity of stock options or similar instruments to its employees.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have any "off-balance sheet arrangements," as defined in the Regulations of the Securities and Exchange Commission.

BUSINESS

     Centale was incorporated in 1998. In 1999 it began business as an owner of nursing homes. That business had failed by 2000, and Centale was dormant until 2004.

     In February 2004 Centale began to develop and implement its current business plan. In the subsequent two years Centale completed the development of its core technology, acquired complementary technologies and businesses, and expanded its business scope. Today, Centale presents itself to the Internet industry as the source for fully-integrated online marketing programs. The components of our online marketing programs are:

     > The Desktop Software Applications. Centale's cornerstone technology is a customized desktop software application that we call the "Catalyst EV(tm)." Recently we introduced a version of Catalyst EV(tm) designed specifically for public companies and participants in the financial services industry, which we call
        "ComPro(tm)."   Our Catalyst EV(tm) and ComPro are desktop
        communications platforms that are programmable, interactive, and can be distributed either as a downloadable hyperlink on a website, or as an e-mail attachment. Catalyst EV(tm) or ComPro can be a platform for whatever text, graphics or functions a customer wants to communicate directly through the desktops of its end users.

     > The Menu of Sticky Technologies. During fiscal 2006 Centale acquired the assets and personnel of Solarbaybies, Inc., a Philadelphia-based developer of online and wireless technologies. As a result of this association, Centale now has several applications that it can offer clients, either on a standalone basis of as components of a Catalyst EV(tm). Included in our menu of available applications is the first beta version of WiFi Radio, which we expect to be the first independent wireless entertainment application made available for free download.

     > The Email Lists. Centale now has a database of over 200 million opt-in email addresses. Most of them have been matched with postal records. More than 50 percent of them have been demographically sub-categorized. Centale has also been AOL White-Listed and designated a Bonded Sender by TRUSTe, a combination that enables Centale to deploy the database seamlessly.

     This multi-faceted approach to online marketing means that, once a client defines its target market for us, we can access that specific market through our demographically-defined database, capture the targeted customers with our variety of attractive technologies, and assure the client of an ongoing relationship with the customers by giving the client's branded Catalyst EV(tm) prime position on the computer desktop of each customer. The result of this combination is an intense ongoing relationship between our client and its customers, as well as an expansion of our presence in the Internet, as each customer accepts Centale technology into his computer and returns to us valuable marketing data.

     The Catalyst EV(tm)

     The Catalyst EV(tm) is a customized desktop software application. The Catalyst EV(tm) was developed to our specifications and is produced for us on an exclusive basis by Netsmartz LLC, in international software design firm. Until recently, the founder of Netsmartz sat on our Board of Directors. Recently we developed a version of the Catalyst EV(tm) with applications specifically designed for public companies and participants in the financial and investment banking community. We call the specialized application the "Compro(tm)."

     The CatalystEV(tm) is a programmable, interactive mini-Website that is distributed as an email attachment and resides, after download, on the user's computer desktop. We can customize the Catalyst EV(tm) to meet the particular communication needs of each sponsor. Catalyst EV(tm) can be a platform for whatever text, graphics or functions a sponsor wants to install on the desktops of its customers and clients.

     Either application resides, after download, on the end user's computer desktop. Through these desktop applications our clients can establish 1-to-1 "real-time" communication direct to the end user's desktop 24/7 in audio, video, rich media, animation, and/or text. We can customize the two different platforms to satisfy the particular communication needs of each customer. Either platform enables our customers to capture the prime position on their end users' computer desktops. For customers with a dedicated clientele, these desktop communication platforms can render both mail and email obsolete as media for mass communication to their client base.

     We market the Catalyst EV(tm) to entities employing or wishing to employ Web-based communication with their clientele and/or end users. One particular focus of our marketing is that relatively small group of companies that control a large percentage of the traffic on the
Internet: the isp's, the leading portals, the dominant information providers, and the marketing enterprises that have become established during the past ten years of frenzied competition for "eyeballs."
Our Catalyst EV(tm) offers these "major players" an opportunity to enhance their dominant positions by lodging themselves on the users' desktops. Any one of the companies in this category, if it incorporated our technology into its standard communications model, could in short order distribute Catalyst EV(tm) to millions of desktops.

     A second special focus of our marketing is the investment community. As communications from public companies, brokers and investment advisors to their investors become an online phenomenon, Catalyst EV(tm) provides advantages not available in email: it demands the investor's immediate attention in a way that only a phone call can replicate, but at a fraction of the expense. For this reason, we developed the Compro(tm), a Catalyst EV(tm) with applications specifically targeted to the needs and interests of investors and investment professionals.

     Technology Products

     We currently have available for download several technology products, most of which are designed to enhance existing media devices in some way. Among the more exciting of our product offerings are:

     > WiFi Radio. Currently in beta testing, the WiFi Radio platform has been specifically designed and developed by Centale to integrate its capabilities with the newly launched Windows Mobile Platform. WiFi Radio users will have easy access to over 10,000 channels and connections to worldwide media, news and entertainment. We currently have six patents pending relating to WiFi Radio.

     > PSPAdvance. Unlike music transfer programs that reside on the user's PC and convert files to compatible PSP Firmware formats, PSPAdvance is a full-featured media player that resides on the PSP device as well as on the PC. This allows the user to easily sync and play any format of file on the device without the need for format conversion.

     > Messenger. The attraction of our messenger application is that we offer it with custom skins, custom branding, and custom content delivery. Centale can provide it client the ability to integrate a private branded messenger application with the client's own Website, thus leveraging the popularity of instant messaging to drive traffic to the client's Website.

     With the acquisition of Advance Theory, Inc. in March 2006, we now have a dedicated technology development facility, charged with responsibility for keeping our product offerings on the cutting edge of technology. For example, while developing enhancements for WiFi Radio.com, our technology staff developed a unique proprietary technology that we call Dynamic User Interface or "DUI". This new technology allows a heavily skinned desktop application to dock and undock Windows on the fly, thus creating a brandable desktop entertainment environment. Using DUI, developers can build fancy high end desktop applications. Management believes that the licensing of the DUI technology represents a significant revenue opportunity in the future, whether on a subscription-based model or an advertising model. Currently our developers are continuing to refine the language of the technology, reviewing and assessing the logistics that would be involved in building a developer tool for third party developers, similar to Adobe Photo Shop or Macromedia Flash.

     Email Database

     During fiscal 2006 Centale completed the acquisition of Revolution Ads, an online marketing company whose assets included a Dell 4400 database server and 37 million deliverable email records. Subsequently we increased our database to over 200 million records. Over 180 million have been matched with postal codes, and most are segregated into various demographic select categories such as age, income, home owner, renter, and other affinity interests. Access to this master data file is made available to Centale customers on a cost per thousand, (CPM) basis. The CPM is determined by the quantity of records and the number of demographic selects required by the customers marketing campaign. The online marketing campaigns are priced to maintain a 60% net operating profit. Each marketing campaign is accounted for through an insertion order.

     Marketing

     Our marketing program is multi-faceted, to mirror our multi-faceted product offerings. The primary aspects of our marketing include:

     > We now market our desktop applications through networking with industry organizations, including the Direct Marketing Association (DMA), Ad Tech, Affiliate Summit, DM Days, The National Investment Bankers Association (NIBA), the Financial Service Exchange (FSX), and the Southern California Investor Association, (SCIA). We offer online marketing campaigns that can be delivered wrapped with a corresponding desktop communication platform.

     > We have a specific sales group within our staff dedicated to marketing the ComPro(tm) to the financial community. This target market, with its need for continual real-time communication with its clientele, has specific requirements that can be met by the ComPro(tm), and offers Centale specific opportunities for dissemination of our brand.

     > We have a staff of in-house sales personnel, currently numbering 13, who are responsible for selling access to our email database.

     > We have three outside sales representatives. These are independent contractors whose task is to introduce online marketing campaigns to potential customers, then assign the qualified leads to our in-house sales staff. Because we compensate our sales representatives with a royalty on sales to leads they introduce, they permit us expansive marketing without a commitment of our capital.

     Backlog

     Our current backlog of firm orders is approximately $150,000. In September 2005 we had no backlog.

     Employees

     We currently employ 20 individuals, all of whom are on a full-time basis. 6 of our employees are dedicated to marketing, 2 are graphic artists, 4 are software developers, 3 are IT professionals,
and 5 are involved in management.   None of our employees belongs to
a collective bargaining unit.

     Properties

     Centale rents its executive offices in Ft. Lauderdale, Florida under a lease that expires on December 31, 2007. Centale is required to pay a monthly rental of $5,159 and to reimburse the lessor for certain expenses. Centale's total monthly lease expense averages approximately $9,000.

     Centale occupies an office in East Aurora, New York that is provided rent-free by one of Centale's shareholders.

MANAGEMENT

     This table identifies our directors and executive officers.
Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

                                                                    Director
Name                     Age  Position with the Company             Since
---------------------------------------------------------------------------
Jon DeYoung              51   Chairman, Chief Executive Officer,    2004
                               Chief Financial Officer

Brandon Kittendorf       30   Senior Vice President, Director       2006

Patrick T. Parker        51   Director                              2004

Sterling Shepperd        30   Vice President, Secretary               --

     Directors hold office until the annual meeting of the Company's stockholders and the election and qualification of their successors. Officers hold office, subject to removal at any time by the Board, until the meeting of directors immediately following the annual meeting of stockholders and until their successors are appointed and qualified.

     JON DEYOUNG. Mr. DeYoung has served as the Company's Chief Executive Officer since March 2006 and as its Chief Financial Officer since August 2006. Mr. DeYoung is also the President of Advanced Safety Systems, a division of Atlantic Tales, Inc. that he has owned and managed for over 27 years. Advanced Safety Systems is engaged in the business of developing and implementing fire protection systems. In that position, Mr. DeYoung has successfully negotiated over $70 million in contracts, notably for General Electric facilities in Europe and the Philippines and for the Epcot Center. Mr. DeYoung is the past President and Director of several trade organizations.

     BRANDON KITTENDORF. Mr. Kittendorf became Centale's Senior Vice President in November 2005 and joined the Board of Directors in 2006. Mr. Kittendorf has over seven years of experience in online marketing communications as sales and management professionals. Mr. Kittendorf began his career as a senior sales consultant with Opt In Inc., and later joined Omni Point Marketing, a direct marketing company, as the Vice President of Business Development. In the latter position Mr. Kittendorf managed hundreds of direct marketing initiatives, utilizing a variety of offline and online direct response channels.

     PATRICK T. PARKER. Mr. Parker served as Centale's Chief Executive Officer from November 2004 until January 2006. Mr. Parker's prior career was focused on the application of new media to the investment banking industry. Mr. Parker started his career as an investment banker with Prudential-Bache and then Smith Barney, where he was involved in financing entertainment projects. That experience led to fourteen years of involvement in the use of entertainment media to generate sales leads. Mr. Parker was employed from 1996 to 2004 as Senior Vice President and Director of Media Relations for Barkley Financial, a commodities broker in South Florida. During the same period Mr. Parker was also employed as CEO of Business Image Group, Inc., which produced direct response television and radio ads, as well as President of PTP Associates d/b/a Pathways to Profit Inc., an advertising agency production company.

     STERLING SHEPPERD. Mr. Shepperd has been the Vice President of Centale since July 2004, and had served as a consultant to Centale from February 2004 until July 2004. From June 2003 through November 2003 Mr. Shepperd was the Sales Manager for JMT Solutions, LLC, which was engaged in the business of direct response marketing in Palm Bay, Florida. From 1999 until he joined JMT Solutions, Mr. Shepperd was employed by DanMark, Inc., an organization engaged in direct response marketing. Mr. Shepperd served as Sales Manager and Trainer for two of DanMark's offices.

     Audit Committee

     The Board of Directors has not appointed an Audit Committee.
The Board of Directors does not have an audit committee financial expert. The Board of Directors has not yet recruited an audit committee financial expert to join the Board of Directors because the Company has only recently commenced a significant level of financial operations.

     Code of Ethics

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid by Centale to the individuals who served as its
Chief Executive Officers during the year ended March 31, 2006.   Mr.
Parker served as Chief Executive Officer from November 2004 until he resigned on January 16, 2006. Mr. DeYoung was elected to that position on March 15, 2006. There were no executive officers whose total salary and bonus for the fiscal year ended March 31, 2006 exceeded $100,000.

                            Compensation
                            Year    Salary         Stock
                           ---------------        -------
Patrick T. Parker          2006    $78,462             --
                           2005    $20,000 (1)    $38,116 (2)

Jon DeYoung                2006    $15,000

     Employment Agreements

     Brandon Kittendorf. In December 2005 the Company entered into an employment agreement with Mr. Kittendorf under which Mr. Kittendorf will serve as Senior Vice President and Director of Online Marketing for an annual salary of $120,000 and certain performance bonuses. In compensation for his employment, the Company issued an additional 500,000 shares of common stock to Mr. Kittendorf in 2006, 300,000 of which will vest over the three year term of the employment agreement.

     Remuneration of Directors

     Centale has not adopted any policy regarding compensation of members of the Board of Directors, and has not paid any cash remuneration to any member of the Board. However, in November 2004 Centale issued 50,000 shares of common stock to each of its outside directors.

     Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of March 31, 2006.

                                                               Number
                               Number of       Weighted        of securities
                               securities to   average         remaining
                               be issued upon  exercise        available
                               exercise of     price of        for future
                               outstanding     outstanding     issurance
                               options,        options,        under equity
                               warrants and    warrants        compensation
                               rights          and rights      plans
                               ---------------------------------------------
Equity compensation plans
approved by security
holders.......                         0             --              0
Equity compensation plans
not approved by security
holders......                          0             --              0
                                   -----          -----          -----
Total..............                    0             --              0


     Compensation of Directors

     Our directors are reimbursed for out-of-pocket expenses incurred on our behalf, but receive no additional compensation for service as directors.

OTHER TRANSACTIONS BETWEEN CENTALE AND ITS MANAGEMENT

     Commencing in February 2004, Thaddeus A. Wier, Jr. organized the current business of Centale. Mr. Wier was responsible for recruiting most of our current management and for strategizing the current business plan. He also sold to Centale, for $100,000, the core technology on which the Catalyst EV(tm) is based. From February 2004 until November 2004 Mr. Wier served as President of Centale pursuant to an employment agreement with Centale.

     In November 2004 Mr. Wier resigned from his position as an officer and member of Centale's Board of Directors. In connection with his resignation, Mr. Wier exercised his option to acquire one million shares of Centale common stock in exchange for forgiveness of the $100,000 that Centale owed to Mr. Wier for the Catalyst technology. At that time, Centale issued a $125,000 note to Mr. Wier in compensation for unpaid salary and bonus. Centale also entered into an Advisory Agreement with Mr. Wier, in which he undertook to provide consulting services to Centale's Board and executive officers in the areas of business development, investor relations, public relations and finance. For these services Centale agreed to pay Mr. Wier a fee of $20,000 per month until October 31, 2006. Centale issued to Mr. Wier's spouse, Donna Wier, an option to purchase 1.5 million shares of Centale common stock if certain performance criteria were met.

     From time to time during 2005 and early 2006, Donna Wier loaned funds to Centale for working capital. Centale issued several short-term promissory notes to Ms. Wier, but repeatedly defaulted in paying the notes by their terms. Centale also defaulted in making payments under Mr. Wier's Advisory Agreement, and he assigned his rights under that agreement to Donna Wier. In November 2005, then Donna Wier agreed to cancel a debt in excess of $650,000 owed to her by Centale, in consideration of Centale's agreement to renegotiate the debt.

     On February 1, 2006 Centale entered into an Agreement in
Satisfaction with Donna A. Wier and Thaddeus A. Wier, Jr. Pursuant to the Agreement in Satisfaction:

     * Centale issued a demand promissory note for $150,000 to Ms. Wier. Subsequently it issued notes for an additional $127,562 in consideration of loans. Centale secured the notes by a first lien on all of Centale's assets.

     * Centale issued a Common Stock Purchase Warrant, which permitted Ms. Wier to purchase 6,500,000 common shares at $.01 per share.
     * Centale agreed to file with the Securities and Exchange Commission a registration statement that will permit Ms. Wier to resell to the public the shares underlying the Warrant.
     * Centale entered into a consulting agreement with Thaddeus A. Wier, Jr., pursuant to which it agreed to pay Mr. Wier a fee of $175 per hour for management consulting services.

     In August 2006 Centale entered into a Refinancing Agreement with Thaddeus A. Wier, Jr. Donna A. Wier, Carlos Huerta, and Patrick
T. Parker, a shareholder of Centale. Pursuant to the Refinancing Agreement, Mr. Huerta paid $500,000 to Donna Wier in full satisfaction of all obligations of Centale to her and Mr. Wier. Centale issued to Mr. Huerta an 18% Promissory Note in the principal amount of $675,000, due on August 4, 2007, and secured by a pledge of all of Centale's assets. In consideration of the extension of the loan and in satisfaction of a $175,000 debt incurred in 2005, Centale issued to Mr. Huerta's company, Go Global, Inc., 2,750,000 shares of
common stock.   Centale also issued 1,000,000 shares to Patrick T.
Parker in settlement of debts, and Mr. Parker assigned those shares and an additional 750,000 shares to Go Global, Inc. in connection with the agreement. At the same time, Donna Wier exercised her Common Stock Purchase Warrant in full, and assigned the shares to Thaddeus A. Wier, Jr. Centale agreed to file a registration statement that would permit Mr. Wier and Mr. Huerta to sell the shares included in this prospectus.

     During 2005 Patrick T. Parker, who was then Centale's Chief Executive Officer, made loans and incurred expenses on behalf of Centale in the total amount of $429,212. On November 3, 2005, Centale issued 1,000,000 shares to Mr. Parker in satisfaction of that obligation. The number of shares was based on the market price at the time the arrangement was agreed to.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide that we will indemnify our directors and officers against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Jon DeYoung, our Chief Executive Officer

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 40,821,945 shares of our common stock outstanding on the date of this report. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

Name and Address              Amount and Nature         Percentage
of Beneficial Owner(1)        of Beneficial Ownership   of Class
---------------------------------------------------------------------
Jon DeYoung                      1,055,402                2.6%
Brandon Kittendorf               1,000,000                2.4%
Patrick T. Parker                3,189,745 (2)            7.8%

All officers and directors as
 a group (4 persons)             5,645,147               13.8%

Thaddeus A. Wier, Jr.
1699 Sweet Road
East Aurora, NY 14052            6,961,600 (3)           17.0%

Carlos Huerta
3980 Howard Hughes Pkwy #550
Las Vegas, NV 89109              5,545,827 (4)           13.6%

Lisa Keller
1206 Carriage Rd.
East Aurora, NY 14052            2,648,564 (5)            6.5%

Kristen Johnson
2200 Ben Franklin Parkway
Philadelphia, PA 19130           2,500,000                6.1%

_____________________________

(1) The address of each shareholder, unless otherwise noted, is c/o Centale, Inc. 6700 N. Andrews Ave., Suite 605, Ft. Lauderdale FL 33309.
(2) Includes 60,000 shares owned by Mr. Parker's spouse and 5,000 shares owned by his daughter.
(3)  Includes 289,800 shares owned by Mr. Wier's minor children.
(4) Includes (a) 4,500,000 shares owned by Go Global, Inc., of which Mr. Huerta is the sole owner, and (b) 310,000 shares that Mr. Huerta holds as trustee of trust for the benefit of his minor children.
(5)  Includes 1,448,564 shares owned by Ms. Keller's spouse, Kenneth
     Keller.

SELLING SHAREHOLDERS

     The table below lists the selling shareholder and other information regarding the beneficial ownership of our common stock by the selling shareholder.

                                                         Shares to
                                                         be Owned After
Name                  Shares Owned     Shares Offered    Offering is Complete
-----------------------------------------------------------------------------
Thaddeus A. Wier, Jr.  6,671,800        6,500,000           171,800
Go Global, Inc.(1)     4,500,000        2,000,000         2,500,000
Big Apple Consulting
 U.S.A., Inc.          2,228,571        2,228,571                 0
Lisa Keller            1,200,000        1,200,000                 0
Kristen Johnson        2,500,000          500,000         2,000,000
Bonnie Philipps          594,064          200,000           394,064

Relationship with Centale

     THADDEUS A. WIER, JR. Mr. Wier founded Centale in February 2004. A recitation of the relationship between Mr. Wier and Centale since February 2004 is set forth in the section of this prospectus titled "Management - Other Transactions between Centale and its Management."

     GO GLOBAL, INC. Go Global is a personal holding company owned and managed by Carlos Huerta. In the Spring of 2005 Mr. Huerta purchased 310,000 shares of common stock from Centale for a cash
payment of $310,000.   In June 2005 Mr. Huerta loaned $175,000 to
Centale. In exchange for the loan, Centale gave Mr. Huerta a $175,000 demand promissory note and issued 175,000 shares of common
stock to Mr. Huerta.   In August 2006 Centale issued 2,750,000 shares
to Go Global in consideration of Mr. Huerta's undertakings in the Refinancing Agreement. The Refinancing Agreement is described in the section of this prospectus titled "Management - Other Transactions between Centale and its Management."

     BIG APPLE CONSULTING U.S.A., INC. Centale entered into a Consulting Agreement with Big Apple dated March 15, 2006. The Consulting Agreement provides that Big Apple will provide stock promotion services to Centale, including introducing Centale to brokerage firms and market makers and providing information about Centale to brokers and investors. Centale agreed to compensate Big Apple by issuing to it each month Centale common stock with a market value of $65,000. The Consulting Agreement has a one-year term, although Centale can terminate it at any time on 90 days notice.

     LISA KELLER. In the Spring of 2004 Lisa Keller's spouse, Kenneth Keller, purchased 600,000 shares of Centale common stock for a price of $75,000. In November 2004 Mr. Keller purchased 250,000 shares for a price of $125,000. Subsequently Mr. Keller loaned $300,000 to Centale. To compensate Mr. Keller for that loan, in February 2006 Centale issued 1,200,000 shares of common stock to Lisa Keller and agreed to include the shares in this registration statement. In August 2006 Mr. Keller purchased 1,000,000 shares of Centale common stock for $120,000.

     KRISTEN JOHNSON. In July 2005 Kristen Johnson's spouse, Moses Johnson, sold to Centale the assets of Solarbaybies, Inc. and certain technology that he owned for a price of $100,000 plus 500,000 shares of common stock. The 500,000 shares of common stock were subsequently cancelled. In March 2006 Kristen Johnson sold the assets of Advance Theory, Inc. to Centale for 2,500,000 shares of common stock.

     BONNIE PHILIPPS. Ms. Philipps is a principal of Philipps and Brooks, which has provided bookkeeping and accounting services to Centale from time to time during the past two years. Centale has compensated Philipps and Brooks for its services by issuing a total of 400,000 shares to Ms. Philipps.

Plan of Distribution

     The selling shareholder may sell the shares on the OTC Bulletin Board at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     *   ordinary brokers' transactions;
     *   transactions involving cross or block trades
     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     *   in privately negotiated transactions; or
     *   to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate in the resales. The selling shareholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholder may also sell shares short and deliver the shares to close out the short position. The selling shareholder may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholder may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder in amounts to be negotiated in connection with the sale. The selling shareholder and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholder may select, or any broker-dealer, is acting as principal or agent for the selling shareholder, the compensation to be received by underwriters that the selling shareholder may select or by any broker or dealer acting as principal or agent for the selling shareholder, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholder that, during any time when it is engaged in a distribution of the shares, it is required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholder's sale of its common stock.

LEGAL MATTERS

     The validity of the common stock which the selling shareholder is selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 52 Mulligan Lane, Irvington, NY 10533. Mr. Brantl owns 245,000 shares of our common stock.

EXPERTS

     The financial statements of Centale for the years ended March 31, 2006 and 2005 included in this prospectus and in the registration statement have been audited by Rotenberg & Co., LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                        INDEX TO FINANCIAL STATEMENTS

1.   Audited Financial Statements for the Years Ended March 31, 2006 and 2005

     Report of Independent Registered Public Accounting
      Firm...........................................................      F-1
     Balance Sheet as of March 31, 2006..............................      F-2
     Statements of Changes in Stockholders Equity
      (Deficit)......................................................      F-3
     Statements of Operations for the Years Ended March 31, 2006
      and 2005.......................................................      F-4
     Statements of Cash Flows for the Years Ended March 31, 2006
      and 2005.......................................................      F-5
     Notes to Consolidated Financial Statements......................      F-6

2. Unaudited Financial Statements for the Three Months Ended June 30, 2006 and 2005

     Consolidated Balance Sheet as of June 30, 2006..................     F-14
     Statements of Changes in Stockholders Equity
      (Deficit)......................................................     F-15
     Consolidated Statements of Operations for the Three Months
      Ended June 30, 2006 and 2005...................................     F-16
     Consolidated Statements of Cash Flows for the Three Months
      Ended June 30, 2006 and 2005...................................     F-17
     Notes to Consolidated Financial Statements......................     F-18

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
  and Stockholders
Centale, Inc.
(A New York Corporation)
East Aurora, New York


     We have audited the accompanying balance sheets of Centale, Inc. as of March 31, 2006 and 2005, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming Centale, Inc. will continue as a going concern. As discussed in Note C to the financial statements, the Company has incurred losses that have resulted in an accumulated deficit. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter are described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg & Co., LLP
---------------------------
Rotenberg & Co., LLP

Rochester, New York
June 13, 2006

                                 CENTALE, INC.
                                BALANCE SHEETS
                            MARCH 31, 2006 and 2005

                                         2006            2005
  ASSETS                               --------        --------
Current Assets:
 Cash and Cash Equivalents            $  29,385       $ 138,646
 Accounts Receivable                     14,388               -
 Employee Receivable                      1,500          43,999
                                       --------        --------
 Total Current Assets                    45,273         182,645

Fixed Assets:
 Furniture, Fixtures and Equipment       65,261          41,571
 Less: Accumulated Depreciation         (19,901)         (1,106)
                                       --------        --------
 Net Fixed Assets                        45,360          40,465

Other Assets:
 Customer List                          550,000               -
 Security Deposits                       16,405          16,405
 Software Development                   170,000         150,000
 Software Technology                    229,950         100,000
 Less Accumulated Amortization          (90,540)        (25,000)
                                       --------        --------
 Net Other Assets                       875,815         241,405
                                       --------        --------
Total Assets                          $ 966,448       $ 464,515
                                       ========        ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Accounts Payable                     $ 276,094       $  36,655
 Accrued Expenses                             -          21,547
 Demand Loan Payable - Stockholder            -          25,000
 Notes Payable - Stockholders           822,562               -
                                       --------        --------
 Total Current Liabilities            1,098,656          83,202

Other Liabilities:
 Notes Payable - Stockholders                 -          25,000
                                       --------        --------
 Total Liabilities                    1,098,656         108,202

Stockholders' Equity (Deficit):
 Common Stock:   $.01 Par,
  250,000,000 Shares Authorized
  20,989,962 and 16,766,000 Shares
  Issued and Outstanding as of
  March 31, 2006 and March 31, 2005,
  respectively                          209,900         167,660
 Preferred Stock: $.01 Par, 5,000,000
  Shares Authorized No Shares
  Outstanding                              -                  -
 Additional Paid-In Capital           2,780,922       1,233,024
 Accumulated Deficit                 (3,123,030)     (1,044,371)
                                      ---------      ----------
 Total Stockholders' Equity
  (Deficit)                            (132,208)        356,313
                                       --------        --------
Total Liabilities and Stockholders'
 Equity (Deficit)                    $  966,448     $   464,515
                                       ========      ==========

The accompanying notes are an integral part of these financial statements.

                                 CENTALE, INC.
            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                           MARCH 31, 2006 and 2005


                        Common Stock    Additional             Stockholders'
                     Number of          Paid-In    Accumulated Equity
                     Shares       Value Capital    Deficit     (Deficit)
------------------------------------------------------------------------------
Balance -
 March 31, 2004   8,129,000  $  81,290 $   127,194  $  (178,568) $    29,916

Common Stock
 Issued for Cash  1,702,000     17,020     902,980            -      920,000

Common Stock
 Issued in
 Exchange for
 Note Payable     1,000,000     10,000      90,000            -      100,000

Common Stock
 Issued in
 Exchange
 for Services     5,935,000     59,350     112,850            -      172,200

Net Loss for
 the Period               -          -           -     (865,803)    (865,803)
                ------------------------------------------------------------
Balance -
 March 31, 2005  16,766,000  $ 167,660 $ 1,233,024 $ (1,044,371)  $  356,313

Common Stock
 Issued for Cash    885,500      8,855     544,145            -      553,000

Common Stock
 Issued in
 Satisfaction
 of Note Payable  1,000,000     10,000     427,796            -      437,796

Common Stock
 Issued in
 Exchange
 for Services     2,094,898     20,949     228,393            -      249,342

Common Stock
 Issued in
 Exchange
 for Assets         500,000      5,000     545,000            -      550,000

Common Stock
 conversion to
 Note payable      (256,436)    (2,564)   (197,436)           -     (200,000)

Net Loss for
 the Period               -          -           -   (2,078,659)  (2,078,659)
                ------------------------------------------------------------
Balance -
 March 31, 2006  20,989,962  $ 209,900  $2,780,922  $(3,123,030) $  (132,208)
                ============================================================




The accompanying notes are an integral part of these financial statements.

                                 CENTALE, INC.
                           STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED MARCH 31, 2006 AND 2005



                                         2006            2005
                                       -------        ---------
Revenues                           $   265,990      $    78,200

Direct Costs:
 Subcontract Labor                     186,536                -
 Technology Services                   287,810           52,510
                                     ---------        ---------
Total Direct Costs                     474,346           52,510
                                     ---------        ---------
Gross Margin                          (208,356)          25,690

Expenses:
 Advertising                           180,231           26,048
 Amortization                           65,540           25,000
 Consulting Services                   525,560          383,463
 Depreciation                           18,794            1,106
 Dues and Subscriptions                 20,591                -
 Insurance                              47,478           23,876
 Interest                                3,598            5,729
 Miscellaneous                          35,535           21,179
 Office Expenses                       139,635           83,805
 Officers' Compensation                184,018           91,354
 Organization Expenses                       -           30,000
 Payroll Tax Expense                    27,812           10,513
 Professional Services                 173,576          122,422
 Rent                                  114,742           15,019
 Salaries and Wages                    187,033           29,701
 Trade Shows                            57,296                -
 Travel                                 89,552           22,448
                                     ---------        ---------
 Total Expenses                      1,870,991          891,663

Loss from Operations                (2,079,347)        (865,973)

Other Income                               688              170
                                     ---------        ---------
Net Loss for the Period            $(2,078,659)   $    (865,803)
                                     =========       ==========
Earnings (Loss) Per Share:
 Basic                             $     (0.10)   $       (0.07)
                                     =========       ==========
 Fully Diluted                     $     (0.10)   $       (0.07)
                                     =========       ==========

Weighted Average Common
 Shares Outstanding:
 Basic                              18,966,866       12,179,162
                                    ==========       ==========
 Fully Diluted                      18,966,866       12,179,162
                                    ==========       ==========

                                 CENTALE, INC.
                          STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MARCH 31, 2006 AND 2005


                                                   2006          2005
                                                ---------     ---------
Cash Flows from Operating Activities:
 Net Loss for the Period                      $(2,078,659)  $  (865,803)

 Non-Cash Adjustments:
  Depreciation and Amortization                    84,334        26,106
  Common Stock Issued in Exchange for Services    249,342        74,050
  Note Payable Issued in Exchange for Services    437,796             -
  Loss on Disposal of Assets                            -         5,858
  Demand Loan Issued in Exchange for
   Accrued Bonus to Officer                             -       125,000

 Changes in Assets and Liabilities:
  Accounts Receivable                             (14,388)            -
  Employee Receivable                              42,499       (43,999)
  Other Assets                                          -       (16,405)
  Accounts Payable and Accrued Expenses           217,892        58,202
                                                ---------     ---------
Net Cash Flows from Operating Activities       (1,061,184)     (636,991)
                                                ---------     ---------
Cash Flows from Investing Activities:
 Acquisition of Software Development and
  Technology Costs                               (149,950)      (50,000)
  Acquisition of Furniture, Fixtures and
   Equipment                                      (23,689)      (41,571)
                                                ---------     ---------
Net Cash Flows from Investing Activities         (173,639)      (91,571)

Cash Flows from Financing Activities:
 Proceeds from Issuance of Long-Term Debt         622,562             -
 Repayment of Long-Term Debt                      (25,000)            -
 Demand Loan Payments                             (25,000)     (100,000)
 Proceeds from Issuance of Common Stock           553,000       920,000
                                                ---------     ---------
Net Cash Flows from Financing Activities        1,125,562       820,000
                                                ---------     ---------

Net Change in Cash and Cash Equivalents          (109,261)       91,438

Cash and Cash Equivalents - Beginning of
 Period                                           138,646        47,208
                                                ---------     ---------
Cash and Cash Equivalents - End of Period     $    29,385    $  138,646
                                                =========     =========

Supplemental Disclosures
 Interest Paid                                $     3,598    $    5,729
                                                =========     =========

 Income Taxes Paid                            $       250    $      770
                                                =========     =========

                                 CENTALE, INC.
                          STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

                                                   2006          2005
                                                ---------     ---------
Supplemental Disclosure of Non-Cash Investing
 and Financing Activities:
 Acquisition of Software Development Costs
 via Issuance of Common Stock                 $         -     $ 100,000
                                                =========     =========

 Conversion of Note Payable into Common Stock $   437,796     $ 100,000
                                                =========     =========
 Acquisition of Customer List
  via Issuance of Common Stock                $   550,000     $       -
                                                =========     =========

 Conversion of Common Stock into Note Payable $   200,000     $       -
                                                =========     =========



The accompanying notes are an integral part of these financial statements.

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005
NOTE A - THE COMPANY

History

    The Company was incorporated under the laws of the State of New York on November 12, 1998 as Safe Harbour Health Care
Properties, Ltd. In July 2004, the Company changed its name to
Centale, Inc.

    The Company was engaged in the business of leasing real estate to health care facilities. During 1999, the Company ceased its operations and commenced actions to voluntary seek protection from creditors under the bankruptcy code. During 2003, the Company distributed its assets to the creditors in satisfaction of its outstanding liabilities. The bankruptcy was subsequently dismissed. The Company remained dormant until 2004, when one of the Company's shareholders purchased a controlling interest. In February 2004 the Company began its development stage as an internet based marketing company. The development stage ended within the second and third quarter of fiscal year ended March 31, 2006.

Nature of Operations

    The Company, as of the date of these financial statements, is operating as an online marketing and technology solutions provider. The Company owns or has proprietary rights to over 40 online products that enable our clients to establish corporate branding and product imaging. The Company has secured contracts to provide internet based marketing services and has earned revenue from these contracts.

Reclassifications

    Certain amounts in the prior year financial statements have been reclassified to conform with the current period presentation. The reclassifications made to the prior period have no impact on the net income (loss), or overall presentation of the financial statements.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

    The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Cash and Cash Equivalents

    Cash and cash equivalents include time deposits, certificates of deposits and all highly liquid debt instruments with original maturities of three months or less.

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Organizational Expenses

    Organizational expenses represent management, consulting, legal, accounting and filing fees incurred to date in the formation of the Company. Organizational costs are expenses as incurred pursuant to Statement of position 98-5 on Reporting on the Costs of Start-Up Activities.

Income Taxes

    The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes" using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in the income tax rates upon enactment.
Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. The Company had no material deferred tax assets or liabilities for the periods presented. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded to reflect the likelihood of realization of deferred tax assets.

Fixed Assets and Depreciation

    Property and equipment are stated at cost, less accumulated depreciation computed using the straight line method over estimated useful lives as follows:

                 Computer Equipment         3 Years
                 Furniture and Fixtures     7 Years

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Assets

     The Company evaluates its long-lived assets for financial impairment on a regular basis in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the
Impairment or Disposal of Long-Lived Assets."

    The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated discounted future cash flows associated with them. At the time such evaluations indicate that the future discounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Loss per Common Share

    Earnings (loss) per common share is computed in accordance with SFAS No. 128 " Earnings by Share" by dividing income available to common stockholders by weighted average number of common shares outstanding for each period.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results can differ from those estimates.

Revenue Recognition

    Revenue from execution of license agreements consists of a one-time development fee and periodic maintenance and hosting fees. The revenue is earned and recognized in conjunction with the provisions of the agreements.

NOTE C - GOING CONCERN

     The Company's financial statements have been presented on the basis that it is a going concern, which contemplated the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported net losses and an accumulated deficit totaling $3,123,030 through March 31, 2006.
                                                                F-9

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005

     The Company's continued existence is dependent upon its ability to raise capital or to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

     The Company plans to raise working capital through equity offerings and future profitable operations.

NOTE D - OTHER ASSETS

     During the fiscal year ended March 31, 2006, the Company began using Software Development and Software Technology intangible assets. The Company is amortizing the cost of such intangible assets over their estimated useful lives of 5 years, using the straight-line method.

       Estimated annual amortization expenses for the five years succeeding March 31, 2006 are as follows:

                        2007    2008    2009    2010    2011
                      ----------------------------------------
                      $79,990  $79,990 $79,990 $54,990 $14,450

     Customer list consists of a database of over 37 million email addresses that the company will continue to generate revenue from.

NOTE E - PREPAID EXPENSES (ADVERTISING)

     During the year the Company issued 200,000 shares of common stock in exchange for rights to use advertising time in various media outlets. At the time of issuance the FMV of the stock was $260,000. The agreement stipulated that if the value of the stock decreased by 30% or more from the time of issuance, new advertising would cease unless the company issued more stock or paid cash.

     During the year ended March 31, 2006, the Company wrote off the carrying value of prepaid advertising that was unused as of March 31, 2006. The basis for the write off was the Company's understanding that the vendor of the advertising was entitled to cancel the advertising rights due to the Company's failure to make additional payments of cash or stock.

     During the year ended March 31, 2006, the Company utilized $52,833 of the advertising rights that it had received during the year. The book value of the rights used has been charged to advertising expense and paid in capital in the period in which the advertising was broadcast.

NOTE F - NOTES PAYABLE - STOCKHOLDERS

     Note payable - stockholders consists of various notes payable to individual stockholders as follows:

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005

                                                   March 31,   March 31,
                                                     2006        2005
                                                  ----------  ----------
Note Payable - Stockholder, executed June 28,
 2005, payable upon demand, unsecured and non-
 interest bearing.                                 $ 175,000   $       -

Note Payable - Stockholder, executed on March
 1, 2006, payable in monthly installments
 beginning May 1, 2006, equal to the greater of
 $10,000 or 10% of the Company's gross revenue for
 preceding month, plus 10% of paid-in- capital
 cash infusion received by Company after March
 31, 2006. Monthly installments shall include
 interest at the rate of 5% per annum. The note
 is unsecured.                                     $ 300,000   $       -

Note Payable - Stockholder, originally executed
 February 1,2006, in the amount of $150,000,
 payable upon demand with monthly interest only
 payments at the rate of 15% per annum. The note
 is secured by the assets of the Company.
 Additional advances of cash, services and
 expenses were added to the original promissory
 demand note between February 16, and March 31,
 2006 in the total amount of $127,562.             $ 277,562   $       -

Note Payable - Stockholder executed March 17,
 2006, payable upon demand, unsecured and non-
 interest bearing.                                 $  20,000   $       -

Note Payable - Stockholder, executed March 28,
 2006, payable upon demand, unsecured with
 monthly interest only payments at the rate
 of 15% per annum. The note was converted to
 common stock shares issued subsequent
 to March 31, 2006                                 $  25,000   $       -

Note Payable - Stockholder, executed March 28,
 2006, payable upon demand, unsecured with
 monthly interest only payments at the rate of
 15% per annum. The note was converted to common
 stock shares issued subsequent to March 31, 2006  $  25,000   $       -

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005

Notes Payable - Officer, payable upon demand,
 unsecured, bearing interest at 8% per annum, the
 note was repaid during the current fiscal year.   $       -   $  25,000
                                                    --------    --------
                                                   $ 822,562   $  25,000
                                                    ========    ========
NOTE F - NOTES PAYABLE - STOCKHOLDERS (CONTINUED)

     On April 11, 2006, stockholders loans totaling $50,000 were converted to common stock (see Note J - Subsequent Events).

     During the Company's second and third fiscal quarters, the Company's then CEO incurred expenses on the Company's behalf totaling $437,796. On November 3, 2005 Centale issued 1,000,000 shares of common stock in satisfaction of the debt.

NOTE G - COMMON STOCK

     During the year ended March 31, 2006, the Company raised capital through the issuance of 885,500 shares of its common stock for $553,000. The Company also issued 2,094,898 shares of its common stock for services valued at $249,342 and issued
1,000,000 shares of its common stock in satisfaction of notes payable in the amount of $437,796. In addition, the Company issued 500,000 shares of its common stock in exchange for a customer list and 256,436 shares of the Company's common stock was converted to a note payable.

NOTE H - ACQUISITIONS

     On July 22, 2005 the Company acquired all of the assets, technologies, and intellectual property of Solarbaybies, Inc., a New York corporation. The Company paid $100,000 to Solarbaybies. The Company also issued 500,000 shares of common stock to the owner of Solarbaybies, Moses Johnson, in exchange for his interest in the Music-on-Demand technology. 100,000 of the shares vested immediately, 133,333 of the shares will vest on each anniversary date after the close as long as Mr. Johnson is employed by the Company. Mr. Johnson also entered into a three-year employment agreement with the Company, which calls for a monthly salary of $10,000. At the end of December 2005, the employment agreement was terminated and the shares were cancelled. The employment agreement was replaced in March 2006 by a two year agreement that calls for an annual salary of $120,000.

                              CENTALE, INC.
                     NOTES TO FINANCIAL STATEMENTS
                         March 31, 2006 and 2005

     On December 7, 2005 the Company acquired the capital stock of Revolution Ads in exchange for 500,000 shares of common stock issued on January 3, 2006. Brandon Kittendorf, the owner of Revolution Ads, warranted in the Stock Purchase Agreement that Revolution Ads owned over 37 million opt-in email addresses. At the same time, the Company entered into an employment agreement with Mr. Kittendorf under which Mr. Kittendorf will serve as Senior Vice President and Director of Online Marketing for an annual salary of $120,000 and certain performance bonuses. In compensation for his employment, the Company issued an additional 500,000 shares of common stock to Mr. Kittendorf in 2006, which will vest over the three-year term of the employment agreement.

NOTE I - OPERATING LEASE

     The Company leased the premises at 6700 N. Andrews Avenue, Fort Lauderdale, Florida 33309, from an unrelated third party under a three-year operating lease commencing on January 11, 2005 through December 31, 2007. The lease requires fixed monthly payments of $9,385.16. Rent expense for the year ended March 31, 2006 was $114,742 ($15,019 - 2005).

     Future minimum lease payments for the years succeeding
March 31, 2006 are as follows:

                           2007 - $112,622

NOTE J - RELATED PARTY TRANSACTIONS

     The Company owes $61,547 to a software development company for software development services. The President of the software development company is a member of Centale's Board of Directors.
(See Note K)

NOTE K - SUBSEQUENT EVENTS

     On April 7, 2006 the Company issued 2,500,000 shares of its common stock to Advance Theory, Inc., a Pennsylvania corporation. The shares were issued in exchange for certain software development related assets. The assets were valued at $525,000, which was the market price of Centale, Inc. common stock on March 15, 2006, the date the agreement was executed.

     On April 7, 2006, the Company issued 2,121,131, shares of its common stock to Big Apple Consulting, Inc. in exchange for marketing and consulting services. The term of the contract is from March 15, 2006 through March 15, 2007. The services have been contracted for a value of $780,000.

     On April 19, 2006, the Company agreed to convert an unsecured accounts payable balance of $61,547 to a secured promissory note in the amount of $60,000. The note is scheduled to be repaid during fiscal year March 31, 2007.

                               CENTALE, INC.
                         CONSOLIDATED BALANCE SHEET

                                         (UNAUDITED)
                                        June 30, 2006         March 31, 2006
ASSETS                                ----------------       ----------------
 Current Assets
  Cash and Cash Equivalents                          -                29,385
  Accounts Receivable                          115,955                14,388
  Employee Receivable                            3,500                 1,500
  Prepaid Expenses                           1,289,792                     -
                                            ----------            ----------
 Total Current Assets                        1,409,247                45,273
                                            ----------            ----------
 Fixed Assets
 Furniture, Fixtures, Equipment                 94,830                65,261
 Less: Accumulated Depreciation                (24,595)              (19,901)
                                            ----------            ----------
 Total Fixed Assets                             70,235                45,360
                                            ----------            ----------
 Other Assets
  Software Development                         170,000               170,000
  Software Technology                          229,950               229,950
  Computer Software                              4,326                     -
  Less: Accumulated Amortization              (110,537)              (90,540)
  Customer List                                550,000               550,000
  Goodwill                                     525,000                     -
  Investment in Circle Group Holdings           50,000                     -
  Investment in FSBO                            13,500                     -
  Security deposits                             16,405                16,405
                                            ----------            ----------
 Total Other Assets                          1,448,644               875,815
                                            ----------            ----------
TOTAL ASSETS                                 2,928,126               966,448
                                            ==========            ==========
LIABILITIES & EQUITY
 Current Liabilities
  Accounts Payable                             345,982               276,094
  Accrued Expenses                              30,124                     -
  Cash Overdraft                                17,219                     -
  Loan Payable                                  22,633                     -
  L/P -Stockholders                            799,062               822,562
  Payroll Tax Liabilities                       25,235                     -
                                            ----------            ----------
 Total Current Liabilities                   1,240,255             1,098,656
                                            ----------            ----------
 Total Liabilities                           1,240,255             1,098,656

 Equity
  Common Stock:  $.01 Par, 250,000,000
   Authorized 28,939,841 and 20,989,692
   Shares Issued and Outstanding as of
   June 30, 2006 and March 31, 2006,
   respectively                                289,398               209,900
  Preferred Stock:  $.01 Par, 5,000,000
   Shares Authorized No Shares Outstanding           -                     -
  Additional Paid In Capital                 5,382,190             2,780,922
  Accumulated Deficit                       (3,983,717)           (3,123,030)
                                            ----------            ----------
 Total Stockholder's Equity (Deficit)        1,687,871              (132,208)
                                            ----------            ----------
TOTAL LIABILITIES & EQUITY                   2,928,126               966,448
                                            ==========            ==========

The accompanying notes are an integral part of these financial statements.

                                CENTALE, INC.
           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  FIRST QUARTER PERIOD ENDED JUNE 30, 2006
                                (UNAUDITED)

                             COMMON STOCK      ADDITIONAL            STOCKHOLDER
                          NUMBER OF            PAID IN   ACCUMULATED EQUITY
                          SHARES      VALUE    CAPITAL   DEFICIT     (DEFICIT)
                          ------------------------------------------------------
BALANCE - MARCH 31, 2005  16,766,000  167,660  1,233,024 (1,044,371)    356,313

Common Stock Issued for
 Cash                        885,500    8,855    544,145                553,000
Common Stock Issued in
 Satisfaction of Note
 Payable                   1,000,000   10,000    427,796                437,796
Common Stock Issued in
 Exchange for Services     2,094,898   20,949    228,393                249,342
Common Stock Issued in
 Exchange for Assets         500,000    5,000    545,000                550,000
Common Stock Conversion
 to Note Payable            (256,436)  (2,564)  (197,436)              (200,000)

Net Loss for the Period                                  (2,078,659) (2,078,659)
                         ------------------------------------------------------
BALANCE - MARCH 31, 2006  20,989,962  209,900  2,780,922 (3,123,030)   (132,208)

Common Stock issued for
 Cash                         93,749      937     24,771                 25,708
Common Stock issued for
 Intangible Assets         2,500,000   25,000    500,000                525,000
Common Stock Issued in
 Satisfaction of Notes
 Payable                   1,763,332   17,633    115,867                133,500
Common Stock Issued in
 Exchange for Services     2,392,798   23,928  1,612,630              1,636,558
Common Stock Issued in
 Exchange for Loan Fee     1,200,000   12,000    348,000                360,000

Net Loss for the Period
 (unaudited)                                               (860,687)   (860,687)
                         ------------------------------------------------------
BALANCE - JUNE 30, 2006   28,939,841  289,398  5,382,190 (3,983,717)  1,687,871
                         ======================================================

                               CENTALE, INC.
                    CONSOLIDATED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED JUNE 30, 2006
                                (UNAUDITED)

                                    June 30, 2006     June 30, 2005
                                    -------------     -------------
ORDINARY INCOME / EXPENSE
 REVENUES                                 436,260           332,000

 DIRECT COSTS:
  Commissions                               8,070                 -
  Technology services                      79,902            88,302
                                       ----------        ----------
 Total Direct Costs                        87,972            88,302
                                       ----------        ----------
GROSS MARGIN                              348,288           243,698

EXPENSES
 Advertising                              195,922           237,258
 Amortization                              19,998             6,250
 Consulting Services                      103,500            60,000
 Depreciation                               4,694             4,000
 Insurance Expenses                        17,791            15,451
 Interest Expense                               -             3,849
 Loan Fee                                 360,000                 -
 Miscellaneous                              9,335            11,949
 Office Expenses                           65,950            67,047
 Officers' Compensation                    75,000            34,343
 Organization Expense                           -             3,954
 Professional Services                     55,649            59,223
 Rent                                      62,836            21,114
 Salaries & wages                         264,044           133,471
 Travel Expenses                           13,677            36,443
                                       ----------        ----------
 Total Expense                          1,248,396           694,352
                                       ----------        ----------

Loss from Operations                     (900,108)         (450,654)

Other Income/Expense
 Other Income                              39,421                 -
                                       ----------        ----------
NET LOSS FOR THE PERIOD                  (860,687)         (450,654)
                                       ==========        ==========
LOSS PER SHARE:
 Basic                                      (0.04)            (0.03)
                                       ==========        ==========
 Fully Diluted                              (0.04)            (0.03)
                                       ==========        ==========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING:
 Basic                                 24,401,119        17,048,667
                                       ==========        ==========
 Fully Diluted                         24,401,119        17,048,667
                                       ==========        ==========

The accompanying notes are an integral part of these financial statements.

                                CENTALE, INC.
                          STATEMENTS OF CASH FLOWS
                      THREE MONTHS ENDED JUNE 30, 2006
                                (UNAUDITED)

                                                June 30, 2006  June 30, 2005
                                                -------------  -------------
CHANGES IN ASSETS AND LIABILITIES
 Net Loss for the Period                             (860,687)      (450,654)

 NON-CASH ADJUSTMENTS
  Accumulated Depreciation and  Amortization           24,692          4,000
  Note Payable issued in exchange for services        120,000              -
  Common Stock issued in exchange for services        346,766              -
  Common Stock issued in exchange for loan fee        360,000              -

 Cash Flows from Operating Activities
  Accounts Receivable                                (165,067)       (30,000)
  Employee Advance                                     (2,000)       (78,112)
  Other Assets                                              -       (203,208)
  Accounts Payable                                     69,888        288,102
  Accrued Expenses                                     30,124              -
  Cash Overdraft                                       17,219              -
  Payroll Tax Liabilities                              25,235              -
                                                    ---------      ---------
 Net cash provided by Operating Activities            (33,830)      (469,872)
                                                    ---------      ---------

 Cash Flows from Investing Activities
  Purchases of Computer software                       (4,326)       (65,000)
  Purchases of Furniture, Fixtures, Equipment         (29,570)       (25,524)
                                                    ---------      ---------
 Net Cash Used in Investing Activities                (33,896)       (90,524)
                                                    ---------      ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Loans to Stockholders                  10,000        325,000
  Payments to Stockholders                            (20,000)             -
  Proceeds from Loan Payable                           22,633              -
  Contributions to Capital                             25,708        448,000
                                                    ---------      ---------
 Net cash provided by Financing Activities             38,341        773,000
                                                    ---------      ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS               (29,385)       212,604

CASH AND CASH EQUIVALENTS -BEGINNING OF PERIOD         29,385        138,646
                                                    ---------      ---------
CASH AND CASH EQUIVALENTS - END OF PERIOD                   -        351,250
                                                    =========      =========
SUPPLEMENTAL DISCLOSURES
 Interest Paid                                              -          7,410
                                                    =========      =========

 Income Taxes Paid                                          -              -
                                                    =========      =========

The accompanying notes are an integral part of these financial statements.

                                CENTALE, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED JUNE 30, 2006

NOTE A - BASIS OF PRESENTATION

     The interim financial statements of Centale, Inc. (the "Company") included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company's Annual Report on Form 10KSB for the year ended March 31, 2006.

     The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim period presented. The results of operations for this period are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include nonrecurring expenses associated with the Company's registration with the SEC, costs incurred to raise capital, and stock awards.

NOTE B - RECLASSIFICATIONS

     Certain reclassifications have been made to the financial statement presentation to correspond to the current year's format. Total equity and net income are unchanged due to these reclassification.

NOTE C - COMMON STOCK

     During the three months ended June 30, 2006, the Company raised capital through issuance of 5,449,879 shares of its common stock.

     The Company issued 2,392,798 shares of its commons stock for servicesof $1,636,558. $1,289,792 of these services are prepaid. There were 93,749 shares issued for cash and 1,763,332 issued in satisfaction of Notes Payable. There were also 1,200,000 shares issued in exchange for loan fee of $360,000.

                                CENTALE, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED JUNE 30, 2006

NOTE D - GOING CONCERN

     The Company's financial statements has been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported net losses and an accumulated deficit totaling $3,983,717 for the period from date of inception (November 12,1998) through June 30, 2006.

     The Company's continued existence is dependent upon its ability to raise capital or to successfully market and sell its products. The Company plans to raise working capital through equity offerings and future profitable operations. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE E - ACQUISITIONS

     On April 7, 2006, the Company issued 2,500,000 shares to Kristen Johnson in exchange for the assets of Advance Theory, Inc., which were valued at $525,000. The consolidated financial statements reflect expenses incurred within Advance Theory, Inc. for the period from April 1 through June 30, 2006.

NOTE F - OTHER MATTERS

     On April 26, 2006 the Company received 50,000 shares of common stock of Circle Holding Group, Inc, which had a fair market value of $50,000. These shares were issued in lieu of payment to the Company from Circle Group Holding for services rendered.

     On June 1, 2006 the Company received 9,645,000 shares of common stock of FSBO Media Holdings, Inc., which had a fair market value of $13,500. These shares were issued in payment for an email marketing campaign that the Company supplied.

NOTE G - PRINCIPLES OF CONSOLIDATION AND PRESENTATION

     The consolidated financial statements include those of Centale, Inc. and its wholly owned subsidiary, Advance Theory, Inc. Advance Theory, Inc. is a software and technology development group. Advance Theory has recently developed the Wifi Radio platform and PSP Advance.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE H - PROFORMA FINANCIAL DISCLOSURES

     The consolidated financial statements of Centale, Inc., do not include proforma statements for the acquisition of Advance Theory, Inc. in the prior periods due to the fact that the proforma consolidation of Advance Theory, Inc. would be immaterial to the consolidated financial statements taken as a whole.

Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New York Business Corporation Law provides that a New York corporation may adopt in its certificate of incorporation and/or bylaws any provision regarding indemnification of directors and officers and advancement of expenses to them, except that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Centale's Certificate of Incorporation provides that Centale will indemnify a director or officer to the full extent permitted by the Business Corporation Law of the State of New York.

     Centale's Bylaws provide that Centale shall indemnify any
person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he was a director or officer of Centale, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees; provided, however, that no indemnification shall be made if a judgment or other final adjudication adverse to the director or officer establishes that his acts were the result of active and deliberate dishonesty and were
material to the cause of action so adjudicated.   The Bylaws also
provide that Centale shall indemnify any person made, or threatened to be made, a party to an action by or in the right of Centale to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Centale, against amounts paid in judgment or settlement, and reasonable expenses, including attorneys' fees; provided, however, that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

     The following are the expenses that Centale expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Centale will pay all of these expenses; the selling shareholder will pay none of them.

     Filing Fee.....................,,,,..    $      122
     Accounting fees......................         5,000
     Transfer Agent ......................           500
     Legal fees...........................        10,000
     Printing expenses....................           300
                                                  ------
     TOTAL................................    $   15,922
                                                  ======
ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following table lists all shares of common stock sold by Centale between August 2003 and July 2004 without registering the shares under the Securities Act. Centale did not sell any securities other than the common stock listed below.

         Number                                 Purchase
Date     of Shares      Purchaser               Price
---------------------------------------------------------
6/13/02  5,000,000      David Knoll                  (1)
2/23/04    600,000      Jon DeYoung                  (2)
3/11/04    185,000      Robert Brantl                (2)
3/11/04    250,000      Kenneth Keller          $25,000
3/11/04    125,000      Ronald Wessel           $25,000
3/11/04    125,000      Kathy Gray                  (3)
3/11/04    175,000      Walter Holmes           $10,000
3/11/04    250,000      Bonnie Phillips         $10,000
3/14/04    100,000      James R. Solakian            (4)
3/26/04     50,000      George Siembida         $25,000
5/15/04    350,000      Kenneth Keller          $50,000
5/15/04    225,000      Walter Holmes           $25,000
 6/8/04    150,000      Irving Associates            (4)
 7/1/04    200,000      Netsmartz LLC                (4)
7/21/04    600,000      Jon DeYoung                  (4)
____________________________

(1) Centale issued the shares to Mr. Knoll for "past considerations and services during the past four years."
(2) Centale issued shares to Messrs. DeYoung and Brantl for assistance rendered in organizing Centale's business plan.
(3) Centale issued shares to Kathy Gray in consideration of her loan of $25,000 to Centale.
(4) Centale issued shares to Mr. Solakian, Irving Associates, Netsmartz LLC and Mr. DeYoung pursuant to contracts under which each committed to provide services to Centale.

     Each of the aforesaid sales was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and was acquiring the shares for his, her or its own account. No advertising or general solicitation was employed in offering any of the shares. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted. There were no underwriters in connection with any of the sales.

     During the 4th quarter of the year ended March 31, 2005 Centale sold 471,000 shares of common stock to a total of eleven investors. The shares were sold for $471,000 in cash. The sale was exempt pursuant to Section 4(6) of the Act since the sale was made to accredited investors and pursuant to Section 4(2) of the Act since the sale was made pursuant to Rule 506. There were no underwriters.

     In March 2005 Centale issued 15,000 shares of common stock to a non-affiliated party. The shares were issued in compensation for the introduction of potential investors to Centale. The shares were valued at $1.00 per share, which was the most recent purchase price for the shares prior to the issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and was acquiring the shares for his own account. There were no underwriters.

     During the three months ended June 30, 2005 Centale sold 790,000 shares of common stock to a total of thirty investors. The shares were sold for $448,000 in cash. The sale was exempt pursuant to Section 4(6) of the Act since the sale was made to accredited investors and pursuant to Section 4(2) of the Act since the sale was made pursuant to Rule 506. There were no underwriters.

     During the three months ended September 30, 2005
Centale sold 47,500 shares of common stock to a total of four investors. The shares were sold for $95,000 in cash. The sale was exempt pursuant to Section 4(6) of the Act since the sale was made to accredited investors and pursuant to Section 4(2) of the Act since the sale was made pursuant to Rule 506. There were no underwriters.

     During the three months ended September 30, 2005
Centale issued 14,000 shares of common stock to the principals of a firm providing bookkeeping and internal accounting services to Centale. The shares were issued in consideration for services valued at $28,000. The sales were exempt pursuant to Section 4(2) of the Securities Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and were acquiring the shares for their own accounts. There were no underwriters.

     On July 11, 2005 Centale issued 200,000 shares of common stock to an employee of Centale. The shares were issued in consideration for services valued at $100,000. The sale was exempt pursuant to Section 4(2) of the Securities Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and was acquiring the shares for his own account. There were no underwriters.

     On August 2, 2005 Centale issued 500,000 shares of common stock to Moses Johnson. The shares were issued in consideration for Mr. Johnson's transfer to Centale of certain technologies valued at $500,000. The sale was exempt pursuant to
Section 4(2) of the Securities Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and was acquiring the shares for his own accounts. There were no underwriters.

     On August 17, 2005 Centale issued a total of 375,000 shares to its CEO and one other investor. The shares were issued in consideration for the shareholders' loans to Centale, and were valued at $375,000. The sales were exempt pursuant to Section 4(2) of the Securities Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and were acquiring the shares for their own accounts. There were no underwriters.

     During November 2005 Centale issued 21,998 shares of common stock to a total of four individuals. The shares were issued in consideration of consulting services. The shares were valued at the market value on the date of issuance. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and were acquiring the shares for their own accounts. There were no underwriters.

     During November 2005 Centale issued 200,000 shares of common stock to the principals of a firm providing advertising rights to Centale. The shares were valued at the market price on the date the contract was negotiated, which was $2.00 per share. The sales were exempt pursuant to Section 4(2) of the Securities Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and were acquiring the shares for their own accounts. There were no underwriters.

     During November 2005 Centale issued a total of 195,000 shares of common stock to 19 employees of Centale. The shares were issued in consideration for services valued at the market price of the shares on the date of issuance. The sales were exempt pursuant to Section 4(2) of the Securities Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and were acquiring the shares for their own accounts. There were no underwriters.

     During November 2005 Centale sold 250,000 shares of common stock to a member of its Board of Directors for a cash payment of $125,000. The sale was exempt pursuant to Section 4(2) of the Securities Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and was acquiring the shares for his own accounts. There were no underwriters.

     During November 2005 Centale issued 1,000,000 shares of common stock to its CEO. The shares were issued in satisfaction of $429,212 in loans and expense reimbursement obligations. The sale was exempt pursuant to Section 4(2) of the Securities Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and was acquiring the shares for his own account. There were no underwriters.

     In January 2006 Centale issued 1,000,000 shares of common stock to a Vice President. 500,000 shares were issued in compensation for services, and were valued at $1.10 per share, the market price on the date of issuance. The other 500,000 shares were issued in consideration of the transfer to Centale of Revolution Ads, Inc.
The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale, and who was acquiring the shares for his own account. There were no underwriters.

     In January 2006 Centale issued 60,000 shares of common stock to three employees. The shares were issued in compensation for services, and were valued at $1.10 per share, the market price on the date of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Centale, and who were acquiring the shares for their own accounts. There were no underwriters.

     During the period from April 1, 2006 through June 30, 2006 Centale issued a total of 2,392,798 shares of common stock to five entities. The securities were issued in consideration for consulting services. The shares were valued at a total of $1,636,558, based on the market price of the shares on the dates of grant. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to entities whose principals had access to detailed information about Centale and which were acquiring the shares for their own accounts. There were no underwriters.

     During the period from April 1, 2006 through June 30, 2006 Centale issued a total of 1,313,332 shares of common stock to three individuals. The securities were issued in consideration for the extension of loans to Centale in the aggregate amount of $360,000. The shares were valued at a total of $360,000, based on the market price of the shares on the dates of grant. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and were acquiring the shares for their own accounts. There were no underwriters.

     In April 2006 Centale issued 2,500,000 shares of common stock to Kristen Johnson. The securities were issued in consideration for the assets of Advance Theory, Inc. The shares were valued at a total of $525,000, based on the fair value of the assets transferred. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and who was acquiring the shares for her own accounts. There were no underwriters.

     During May 2006 Centale issued 100,000 shares of common stock to two individuals. The securities were issued in satisfaction of convertible debentures in the principal amount of $100,000. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Centale and who were acquiring the shares for their own accounts. There were no underwriters.

     In June 2006 Centale issued 33,333 shares of common stock to one individual. The securities were issued in consideration of $10,000 cash paid. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Centale and who was acquiring the shares for his own account. There were no underwriters.

ITEM 27.  EXHIBITS

3-a	Certificate of Incorporation, as amended through June 2004 -
        filed as an exhibit to the Registration Statement on Form 10-SB (File No.: 000-50863) and incorporated herein by reference.

3-a(1)  Certificate of Amendment of Certificate of
        Incorporation executed on November 25, 2005 - filed as an exhibit to the Current Report on Form 8-K dated November 29, 2005 and incorporated herein by reference.

3-b	Second Amended and Restated By-laws - filed as an exhibit to the Company's Current Report on Form 8-K dated November 17, 2005 and incorporated herein by reference.

5       Opinion of Robert Brantl, Esq.

10-a	Software Development Agreement with Netsmartz LLC dated July
        1, 2004 - filed as an exhibit to the Registration Statement on Form 10-SB (File No.: 000-50863) and incorporated herein by reference.

10-b	Refinancing Agreement dated August 4, 2006 among Carlos
        Huerta, Go Global, Inc., Thaddeus A. Wier, Jr., Donna Wier, Patrick T. Parker and Centale - filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended June 30, 2006 and incorporated herein by reference.

10-c	Promissory Note issued to Lisa Keller on March 1, 2006 -
        filed as an exhibit to the Annual Report on Form 10-KSB for the year ended March 31, 2006 and incorporated herein by reference.

21      Subsidiaries - none

23-a.   Consent of Rotenberg & Co., LLP

23-b    Consent of Robert Brantl, Esq. is contained in his opinion.

ITEM 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Centale, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Centale of expenses incurred or paid by a Director, officer or controlling person of Centale in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Centale will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:
           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Centale, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Ft. Lauderdale and the State of Florida on the 26th day of September, 2006.

CENTALE, INC.

By:	/s/ Jon DeYoung
        ---------------------
	Jon DeYoung, Chairman

In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on September 26, 2006.


By:	/s/ Jon DeYoung
        -------------------------------------------
        Jon DeYoung, Chairman
        Chief Executive Officer, Chief Financial
        Officer, Chief Accounting Officer, Director

By:     /s/ Patrick T. Parker
        ----------------------------
	Patrick T. Parker, Director

By:	/s/ Brandon Kittendorf
        ----------------------------
	Brandon Kittendorf, Director